Exhibit (a)(1)(D)

ZIPREALTY, INC.

OPTION EXCHANGE PROGRAM

FREQUENTLY ASKED QUESTIONS

These FAQs answer some of the questions you may have about ZipRealty’s Option Exchange Program. However, this is only a summary and you should carefully read the Offer to Exchange Certain Outstanding Stock Options for New Stock Option, dated June 26, 2009 (the “Offer to Exchange”), because these FAQs do not contain all of the information you should consider in deciding whether to accept the Exchange Offer.

General Questions About the Exchange Offer

Q1.	What is the Exchange Offer?

Beginning on June 26, 2009 and ending at 9:00 p.m. Pacific Time on July 24, 2009, unless the Company extends the offer (the “Offering Period”), the Company is offering, for compensatory purposes, to eligible employees (including executive officers) of ZipRealty the right to exchange all outstanding options to purchase shares of ZipRealty common stock having an exercise price equal to or greater than $4.59 per share granted under the ZipRealty, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) or the ZipRealty, Inc. 1999 Stock Plan (the “1999 Plan” and, together, the “Plans”) for a lesser number of new nonqualified options (the “New Options”) to be granted under the 2004 Plan upon the terms and subject to the conditions described in further detail below (the “Option Exchange Program”).

Participation in this Option Exchange Program is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Option Exchange Program, your outstanding options will remain outstanding in accordance with their current terms and conditions.

Q2.	Am I eligible to participate?

Any employee (including any executive officer) of ZipRealty (an “Eligible Employee”) who is an employee at the beginning of the Offering Period and is still an employee on the date on which the tendered Eligible Options are canceled and New Options are granted (which is expected to be July 24, 2009) is eligible to participate in the Option Exchange Program.

Q3.	Which options may I exchange?

The Option Exchange Program applies to all outstanding options granted under the Plans that have an exercise price equal to or greater than $4.59 per share (the “Eligible Options”).

You can determine which of your option grants are eligible for exchange by logging on the Offer Website at https://ziprealty.equitybenefits.com, which lists all of your option grants that have an exercise price equal to or greater than $4.59 and therefore are eligible for exchange.

Q4.	How does the Option Exchange Program work?

You may decide to exchange one or more of your Eligible Option grants for New Option grants, but you may not tender an Eligible Option grant for less than all of the shares subject to that Eligible Option grant. The number of New Option shares you will be entitled to receive in exchange for Eligible Option shares will depend on the exercise price of the Eligible Option grants, in accordance with the following exchange ratios (the “Exchange Ratios”):

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

The New Options will be granted under the 2004 Plan on the date the Eligible Options are accepted for exchange and canceled pursuant to the Exchange Offer (the “Replacement Grant Date”). The New Options will have an exercise price equal to the closing sale price of the Company’s common stock, as reported on The NASDAQ Stock Market on the Replacement Grant Date. Each New Option will be a nonqualified stock option, have a seven-year term and vest over three years after the Replacement Grant Date in 36 equal monthly installments. The other terms of the New Options will be substantially the same as the Eligible Options tendered for exchange under the Option Exchange Program.

If you tender more than one Eligible Option grant, the New Options to be granted in exchange will be determined on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant of 1,000 shares, with an exercise price of $4.75 per share, and an Eligible Option grant of 1,000 shares, with an exercise price of $8.50 per share, you will be entitled to receive two New Option grants of 667 shares and 500 shares, respectively, with a new exercise price (as described above).

In addition, if you elect to exchange an Eligible Option grant, you must exchange the entire unexercised portion of the option grant; you may not exchange only part of an outstanding Eligible Option grant. For example, if you hold an outstanding Eligible Option grant for 1,500 shares with an exercise price of $8.50 per share, you must exchange all 1,500 option shares. You may not exchange 500 of the 1,500 option shares (and retain 1,000 option shares). If you have partially exercised an Eligible Option grant and you elect to exchange that Eligible Option, you must exchange the entire remaining unexercised portion of the Eligible Option grant. For example, if you received an Eligible Option to purchase 2,000 shares, but previously exercised to purchase 500 shares, you must exchange all remaining 1,500 option shares.

Any fractional right resulting from the application of the Exchange Ratio to a particular grant will be rounded down to the nearest whole number if the fractional right is less than 0.5 and will be rounded up to the nearest whole number if the fractional right is equal to or greater than 0.5, in each case on a grant-by-grant basis. For example, if you tender an Eligible Option grant of 1,000 shares with an exercise price of $4.75, you will receive a New Option grant of 667 shares (the resulting 0.67 fractional option share will be rounded up the nearest whole number). However, if you tender an Eligible Option grant of 2,000 shares with an exercise price of $4.75, you will receive a New Option grant of 1,333 shares (the resulting 0.33 fractional option will be canceled and no consideration will be paid to you for cancellation of that fractional option share).

Q5.	What is the expected timeline of the Option Exchange Program?

The Company currently expects the timeline of the Option Exchange Program to be:

•	June 26, 2009 – Offering Period begins

•	July 24, 2009 –

•	Offering Period ends at 9:00 p.m., Pacific Time, unless extended by the Company

•

Following expiration of the Offering Period, tendered Eligible Options are accepted and canceled and New Options are granted with an exercise price determined based on the closing sale price of ZipRealty’s common stock as reported by The NASDAQ Stock Market (this date may change as a result of regulatory review or at the Company’s discretion)

Q6.	If I participate, what happens to my current options?

Eligible Options that you elect to exchange in the Option Exchange Program will be canceled promptly upon acceptance for exchange and you will no longer have those options available for exercise. If you do not tender all of your Eligible Options, any of your Eligible Options that you do not tender will remain outstanding and subject to their existing exercise prices and their existing terms. Any options that you hold that are not Eligible Options will not be impacted by the Option Exchange Program.

Q7.	I have more than one Eligible Option grant, do I have to exchange all of them in order to participate?

No. You may exchange any or all of your Eligible Option grants. The Company will not accept partial tenders of Eligible Option grants. If you attempt to tender for exchange less than the entire, outstanding, unexercised portion of an Eligible Option grant, the Company will reject your tender in its entirety.

Q8.	May I tender unvested options?

Yes. Your Eligible Options do not need to be vested in order for you to participate in the Exchange Offer. Further, if you choose to tender a particular outstanding Eligible Option grant, you must tender the entire Eligible Option grant, both the vested and unvested portions.

Q9.	May I tender an option that I have already exercised in full?

No. The offer pertains only to outstanding options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this offer. If you have exercised an Eligible Option grant in part, the remaining unexercised portion of that Eligible Option is outstanding and may be tendered for exchange. Options for which you have properly submitted an exercise notice prior to the date the offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q10.	Will the options exchanged be returned to the pool of shares available for future grants under the 2004 Plan?

Yes. The shares of common stock subject to those Eligible Options granted under the 2004 Plan and exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under the 2004 Plan. The shares of common stock subject to those Eligible Options granted under the 1999 Plan and exchanged pursuant to the Option Exchange Program will be returned to the 1999 Plan (which has been terminated) and, pursuant to the 2004 Plan, will cause the 2004 Plan share reserve to automatically increase by the same number of shares.

Q11.	Are there any tax consequences to my participating in the Option Exchange Program?

If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified stock option (even if the Eligible Option you tendered was an incentive stock option).

ZipRealty recommends that you consult your own tax advisor with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.

Please see Section 14, “Material U.S. Federal Income Tax Consequences,” of the Offer to Exchange for more information.

Q12.	Why is the Company implementing the Option Exchange Program?

The purpose of this Option Exchange Program is to retain, motivate and incent the employees of ZipRealty (including executive officers) and to align their interests more closely with the Company’s stockholders’ interests. Stock options have been, and continue to be, an important part of the Company’s incentive compensation and retention programs. However, the Board of Directors has observed that many of the Company’s employees have outstanding stock options with exercise prices that are significantly higher than the current market price of its common stock. As a result, these stock options have diminished value as either an incentive or retention tool.

The Company is implementing the Option Exchange Program to address this situation by providing its employees with an opportunity to exchange Eligible Options for New Options issued under the 2004 Plan. By implementing the Option Exchange Program, the Company intends to provide its employees with the opportunity to hold options that over time may have a greater potential to increase in value, which the Company believes will create better retention and performance incentives for its employees, contributing to achievement of the Company’s business objectives.

The Company is also implementing the Option Exchange Program to reduce the number of outstanding options with diminished retentive value and to increase the number of shares available for future awards under the 2004 Plan (the Eligible Options canceled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan).

Q13.	How should I decide whether or not to participate in the Option Exchange Program?

The decision to participate in the Option Exchange Program is each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in the Company’s sector, and the performance of the Company’s own business and stock price. ZipRealty encourages you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in the Option Exchange Program. In addition, the Company strongly urges you to read Section 14 of the Offer to Exchange discussing the U.S. federal income tax consequences of participating in the Option Exchange Program.

Q14.	What does the Company and the Board of Directors think of the Stock Option Exchange Program?

Although the Board of Directors has approved the Option Exchange Program, neither the Company nor the Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Options.

Specific Questions About the New Options

Q15.	What will be the share amount of the New Options?

If you participate in the Option Exchange Program, the number of New Options you will be entitled to receive in exchange for Eligible Options will depend on the exercise price of the Eligible Options, in accordance with the following Exchange Ratios:

Exercise Price	Exchange Ratio
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

Q16.	What will be the exercise price of the New Options?

The exercise price of the New Options will equal the closing sale price of the Company’s common stock as reported on The NASDAQ Stock Market on the Replacement Grant Date. (See Section 9 below.)

Q17.	When will the New Options vest?

All New Options will vest over three years after the Replacement Grant Date in 36 equal monthly installments.

Q18.	If the Eligible Options that I tendered are incentive stock options, will be my new options be incentive stock options?

No. If you tender Eligible Options in the Exchange Offer that are incentive stock options, the New Options granted in exchange for the Eligible Options will be nonqualified stock options. The Company strongly urges you to read Section 14 of the Offer to Exchange discussing the U.S. federal income tax consequences of participating in the Option Exchange Program.

Q19.	What will be the terms and conditions of the New Options?

Except for the change in the number of shares, exercise price, vesting and term, and that all New Options will be nonqualified stock options (even if any tendered Eligible Option was an incentive stock option), the terms and conditions of the New Options will be substantially the same as the Eligible Options tendered in the Exchange Offer.

Q20.	I have an Eligible Option that is split between incentive stock options and nonqualified stock options because my original grant exceeded the $100,000 limit on incentive stock options. Can I cancel part of this option but not the other?

No. You cannot cancel one part of an Eligible Option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program. The New Option granted in exchange for such a split Eligible Option will consist entirely of nonqualified stock options.

Q21.	When will the Company grant the New Options?

The Company will grant the New Options on the Replacement Grant Date, which is expected to be July 24, 2009. If the Company extends the Exchange Offer, then the Replacement Grant Date will be similarly extended.

How to Elect to Participate in the Option Exchange Program

Q22.	What do I need to do to participate in the Option Exchange Program?

Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete and submit an election to exchange one or more of your Eligible Options for New Options on the Offer Website (or another permitted election method provided for in this Offer to Exchange) no later than 9:00 p.m., Pacific Time, on July 24, 2009, or a later date if the Company extends the offering period (the latest such date and time, the “Expiration Date”).

You have the right to withdraw any Eligible Options that you have elected to exchange at any time before the Expiration Date. See Question 26 for a more detailed discussion of your withdrawal rights.

The Company reserves the right to reject any or all elections to exchange Eligible Options that it determines are not in appropriate form or that the Company determines are unlawful to accept. Otherwise, the Company will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to the Company’s rights to extend, terminate and amend the Option Exchange Program, the Company currently expects that it will accept all such Eligible Options promptly following the expiration of the Exchange Offer on July 24, 2009.

Q23.	What is the deadline to elect to participate in the Option Exchange Program, and how do I elect to participate?

The deadline to elect to participate in the Option Exchange Program is 9:00 p.m., Pacific Time, on July 24, 2009, unless the Company extends the offering period. To participate, you must log on to the Offer Website at https://ziprealty.equitybenefits.com and properly complete and submit an election to exchange one or more of your Eligible Options (or properly complete your election through another permitted election method provided for in this Offer to Exchange) before that time. The Company may, in its discretion, extend the deadline to participate in the Option Exchange Program at any time, but the Company cannot assure you that the Option Exchange Program will be extended. If the Company decides to extend the deadline to elect to participate in the Option Exchange Program, it will announce the extension no later than 6:00 a.m., Pacific Time, on the first business day following the previously scheduled Expiration Date. If the Company does extend the deadline, you must make your online election before the extended expiration date and time.

Q24.	What will happen if I do not elect to exchange my Eligible Options by the deadline?

If you do not elect to exchange your Eligible Options through the Offer Website (or another permitted election method provided for in this Offer to Exchange) by the Expiration Date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

Q25.	Do I have to complete and submit an election or any other documents if I do not want to exchange my Eligible Options?

No. You do not have to complete and submit any documents if you do not wish to exchange your Eligible Options in this offer. If you do not log on to the Offer Website and properly complete and submit an election to exchange one or more of your Eligible Options (or properly complete your election through another permitted election method provided for in this Offer to Exchange), you will not participate in the Option Exchange Program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer.

Q26.	During what period of time may I withdraw my previous election to participate in the Option Exchange Program?

You may withdraw your election to participate in the Option Exchange Program at any time before 9:00 p.m., Pacific Time, on July 24, 2009, unless the Company extends the offering period, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must log on to the Offer Website (or properly complete your withdrawal through another permitted withdrawal method provided for in this Offer to Exchange) prior to 9:00 p.m., Pacific Time, on July 24, 2009 (or any extended deadline), and change your election for such Eligible Options to reflect that you do not want to exchange such Eligible Options (or properly complete your withdrawal through another permitted withdrawal method provided for in this Offer to Exchange). Once you have withdrawn your election to tender one or more of your Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 22.

How to Get More Information

Q27.	Who I can I talk to if I have question about the Option Exchange Program?

You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) to Option Exchange Administration by email to zip@sos-team.com or by logging on to the Offer Website at https://ziprealty.equitybenefits.com.

In addition to these resources, the Company also plans to arrange for question and answer sessions about the Option Exchange Program. These sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, the Company will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the Exchange Offer. You should consult your personal advisors if you have questions about your financial or tax situation. The Company will be providing you information about the timing and location of the question and answer sessions in the coming days.